As filed with the United States Securities and Exchange Commission on February 25, 2011

REGISTRATION STATEMENT NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Manhattan Bancorp

(Exact name of registrant as specified in its charter)

California	20-5344927
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2141 Rosecrans Avenue, Suite 1160

El Segundo, California  90245

(Address of Principal Executive Offices) (Zip Code)

Manhattan Bancorp 2007 Stock Option Plan

(Full title of the plan)

Terry L. Robinson
President and Chief Executive Officer
2141 Rosecrans Avenue, Suite 1160

El Segundo, California  90245

(Name and address of agent for service)

(310) 606-8000

(Telephone number, including area code, of agent for service)

Copies to:

Joshua A. Dean, Esq.
Manatt, Phelps & Phillips, LLP

695 Town Center Drive, 14th Floor

Costa Mesa, California 92626

(714) 371-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To	Offering Price	Aggregate Offering	Amount of
Title of Securities to be Registered	Be Registered(1)	Per Share(2)	Price(2)	Registration Fee
Common Stock, no par value per share	438,260 shares	$5.30	$2,322,778.00	$270.00
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of shares of the Registrant’s common stock that may become issuable under the 2007 Stock Option Plan as a result of a stock dividend, stock split, recapitalization or other similar adjustment of the outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock reported on the Over The Counter Bulletin Board on February 23, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information.*

Item 2.          Registrant Information and Employee Plan Annual Information.*

*  Information required by Part I of Form S-8 (Items 1 and 2) to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 424 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

Manhattan Bancorp (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents which have previously been filed with the Securities and Exchange Commission (“SEC”):

(a)     The Annual Report on Form 10-K filed by the Registrant for the fiscal year ended December 31, 2009;

(b)     All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c)     The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on September 13, 2010, including any other amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

Section 317 of the California General Corporation Law (the “CGCL”) authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

Article Sixth of the Registrant’s articles of incorporation authorize the Registrant to provide for indemnification of officers and directors in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification set forth in Section 204 of the CGCL. Section 4.7 of the Registrant’s bylaws authorize the Registrant to provide for indemnification of officers and directors to the fullest extent possible by the provisions of the CGCL. This indemnification limits the personal monetary liability of directors in performing their duties on behalf of the Registrant, to the extent permitted by the CGCL, and permits the Registrant to indemnify its directors and officers against certain liabilities and expenses, to the extent permitted by the CGCL. In addition, the Registrant maintains a directors’ and officers’ liability insurance policy that insures its directors and officers against certain liabilities, including certain liabilities under the Securities Act.

Additionally, the Registrant has entered into indemnification agreements (each, an “Indemnification Agreement”) with each of its directors and senior executive officers (each an “Indemnitee”). The Indemnification Agreements provide each of the Indemnitees with, among other things, indemnification against liabilities relating to their service as directors and officers of the Registrant and the advancement of expenses under certain circumstances, in each case to the fullest extent permitted by law.

The foregoing summaries are necessarily subject to the complete text of the CGCL, the Registrant’s articles of incorporation and bylaws and the agreements referred to above, and are qualified in their entirety by reference thereto.

Item 7.          Exemption from Registration Claimed.

Not Applicable.

Item 8.          Exhibits.

Exhibit Number	Description

5.1	Opinion of Manatt, Phelps & Phillips, LLP.

10.1	Manhattan Bancorp 2007 Stock Option Plan (incorporated by reference to Pre- Effective Amendment No. 1 to Form SB-2 Registration Statement as filed with the SECon March 20, 2007).

23.1	Consent of Vavrinek, Trine, Day & Co., LLP.

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).

24.1	Power of Attorney, included on the signature page to this Registration Statement.

Item 9.          Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on this 25th day of February 2011.

MANHATTAN BANCORP

By:	/s/ Terry L. Robinson
Terry L. Robinson
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Terry L. Robinson and Dean Fletcher, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) of the Registrant and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terry L. Robinson	Chief Executive Officer and Director	February 25, 2011
Terry L. Robinson

/s/ Dean Fletcher	Executive Vice President and	February 25, 2011
Dean Fletcher	Chief Financial Officer

/s/ J. Grant Couch, Jr.	Director, Chairman of the Board	February 25, 2011
J. Grant Couch, Jr.

/s/ Chris W. Caras, Jr.	Director	February 25, 2011
Chris W. Caras, Jr.

/s/ Harry W. Chenoweth	Director	February 25, 2011
Harry W. Chenoweth

/s/ John D. Flemming	Director	February 25, 2011
John D. Flemming

/s/ Patrick E. Greene	Director	February 25, 2011
Patrick E. Greene

/s/ Christoper J. Growney	Director	February 25, 2011
Christopher J. Growney

/s/ Greg B. Jacobson	Director	February 25, 2011
Greg B. Jacobson

/s/ Larry S. Murphy	Director	February 25, 2011
Larry S. Murphy

/s/ Kyle A. Ransford	Director	February 25, 2011
Kyle A. Ransford

/s/ Stephen P. Yost	Director	February 25, 2011
Stephen P. Yost

Exhibit Index

Exhibit Number	Description

5.1	Opinion of Manatt, Phelps & Phillips, LLP.

10.1	Manhattan Bancorp 2007 Stock Option Plan (incorporated by reference to Pre- Effective Amendment No. 1 to Form SB-2 Registration Statement as filed with the SECon March 20, 2007).

23.1	Consent of Vavrinek, Trine, Day & Co., LLP.

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).

24.1	Power of Attorney, included on the signature page to this Registration Statement.